Exhibit 10.3

AKCEA THERAPEUTICS, INC.

2015 EQUITY INCENTIVE PLAN

GLOBAL OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NON-STATUTORY STOCK OPTION)

Pursuant to your Option Grant Notice (“Grant Notice”) and a Global Option Agreement, including all appendices thereto (each, a “Prior Option Agreement”), Akcea Therapeutics, Inc. (the “Company”) granted you an option under its 2015 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock (the “Option”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice and as set forth in TABLE 1. This Global Option Agreement (this “Agreement”) terminates, supersedes and replaces each Prior Option Agreement solely with respect to the Options identified in TABLE 1 below.

TABLE 1

Option Number	Grant Date	Options Granted	Price
0001154	06/05/2017	2,590	$12.21000
0001155	06/05/2017	103,085	$12.21000
0001372	01/02/2018	11,790	$17.38000
0001373	01/02/2018	108,210	$17.38000
0001791	01/02/2019	3,570	$30.73000
0001792	01/02/2019	79,430	$30.73000

Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan, or in the Grant Notice, as applicable.

The terms of your option are as follows:

1.    VESTING. Subject to the limitations contained herein, your Option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.    NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your Option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.    EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your Option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your Option.

4.    METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)    Bank draft, check, wire transfer or money order payable to the Company.

(b)    Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sale proceeds.

(c)    For U.S. taxpayers only, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

5.    WHOLE SHARES. You may exercise your Option only for whole shares of Common Stock.

6.    COMPLIANCE WITH LAW. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to allow you to exercise the Option and deliver any shares subject to the Option prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

7.    TERM. You may not exercise your Option before the commencement or after the expiration of its term. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a)    immediately upon the termination of your Continuous Service for Cause;

(b)    three (3) months after the termination of your Continuous Service for any reason (other than Cause, your Disability, retirement or death); provided, however, that (i) if during any part of such three (3) month period your Option is not exercisable solely because of the condition set forth in Section 6, your Option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service and (ii) if (x) you are a Non-Exempt Employee, (y) you terminate your Continuous Service within six (6) months after the Date of Grant specified in your Grant Notice, and (z) you have vested in a portion of your Option at the time of your termination of Continuous Service, your Option shall not expire until the earlier of (A) the later of the date that is seven (7) months after the Date of Grant specified in your Grant Notice or the date that is three (3) months after the termination of your Continuous Service or (B) the Expiration Date;

(c)    twelve (12) months after the termination of your Continuous Service due to your Disability;

(d)    eighteen (18) months after the termination of your Continuous Service due to your retirement; provided that you were over the age of 55 at the time of such retirement;

(e)    eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason;

(f)    the Expiration Date indicated in your Grant Notice; or

(g)    the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option and you are a U.S. taxpayer, note that to obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your Option and ending on the day three (3) months before the date of your Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your permanent and total disability, as defined in Section 22(e) of the Code. (The definition of disability in Section 22(e) of the Code is different from the definition of Disability under the Plan). The Company has provided for extended exercisability of your Option under certain circumstances for your benefit but cannot guarantee that your Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your Option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

8.    EXERCISE.

(a)    You may exercise the vested portion of your Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)    If your option is an Incentive Stock Option, by exercising your Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two (2) years after the date of your Option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your Option.

9.    TRANSFERABILITY.

(a)    Restrictions on Transfer. Your Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you; provided, however, that if you reside in the United States, the Board may, in its sole discretion, permit you to transfer your Option in a manner consistent with applicable tax and securities laws upon your request. Additionally, if your option is an Incentive Stock Option, the Board may permit you to transfer your Option only to the extent permitted by Sections 421, 422 and 424 of the Code and the regulations and other guidance thereunder.

(b)    Domestic Relations Orders. Notwithstanding the foregoing, your Option may be transferred pursuant to a domestic relations order issued by a court in the United States; provided, however, that if your Option is an Incentive Stock Option, your Option shall be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(c)    Beneficiary Designation. Notwithstanding the foregoing, you may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option (to the extent vested) and receive the Common Stock or other consideration resulting from an Option exercise. In the absence of such designation, the executor or administrator of your estate shall be entitled to exercise the Option (to the extent vested) and receive the Common Stock or other consideration resulting from an Option exercise. If you reside outside the United States, the Company will not be required to honor a beneficiary designation unless it is valid under applicable law; if not valid, then your Option may be exercised only by the executor or administrator of your estate.

10.    OPTION NOT A SERVICE CONTRACT. Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11.    TAX OBLIGATIONS.

(a)    You acknowledge that, regardless of any action taken by the Company, or if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount (if any) withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends, and (b) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to the relevant taxable or tax withholding event, as applicable, you agree to pay or make arrangements satisfactory to the Company and/or the Employer to fulfill all obligations for Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by any of the following or a combination thereof:

(i)    withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;

(ii)    requiring you to tender a cash payment to the Company and/or the Employer;

(iii)    withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of your Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or

(iv)    any other method acceptable to the Company and permitted under the Plan.

(c)     The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate for your jurisdiction(s). If the maximum applicable rate for your jurisdiction(s) is used, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in shares. The Company may refuse to honor the exercise of the Option or refuse to issue or deliver the shares of Common Stock or the proceeds from the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Section 11.

12.    INSIDER TRADING/MARKET ABUSE LAWS. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and, if different, your country, which may affect your ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., the Option) during such times when you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that you are responsible for ensuring compliance with any applicable restrictions and understand that you should consult your personal legal advisor on these matters.

13.    IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on the Option and any shares of Common Stock underlying or acquired upon exercise of the Option, to the extent the Company determines it necessary or advisable for legal or administrative reasons, and to require you to sign additional agreements or undertakings that may be necessary to accomplish the foregoing.

14.    NOTICES. Any notices provided for in the Grant Notice, this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

15.    GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan shall control.

16.    ENTIRE AGREEMENT. The Plan and the Grant Notice are incorporated herein by reference. This Agreement, the Grant Notice, and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior undertakings and agreements (including each Prior Option Agreement) with respect to such subject matter.

17.    GOVERNING LAW/VENUE. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding the choice-of-law principles of the State of Delaware and any other state requiring the application of a jurisdiction’s laws other than the State of Delaware. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Suffolk County, Massachusetts, or the federal courts for the United States for the District of Massachusetts, and no other courts, where this grant is made and/or is to be performed.

18.    NON-U.S. RESIDENTS. If you reside outside the United States, the Option shall be subject to the additional terms and conditions set forth in Appendix A. Moreover, if you relocate to a country outside the United States or between the countries included in Appendix A, the terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.

19.    WAIVER. A waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or any subsequent breach by you or any other person.

20.    SEVERABILITY. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.

21.    ELECTRONIC DELIVERY AND ACCEPTANCE. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

22.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal, or financial advice, nor is the Company making recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock. You understand and agree that you should consult with your own personal tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Option.

OPTIONEE	AKCEA THERAPEUTICS, INC.

/s/ Louis O’Dea	/s/ Damien McDevitt
Signature	By

Louis O’Dea	Damien McDevitt
Print Name	Print Name

(Provided Separately)	Interim Chief Executive Officer
Title

(Provided Separately)
Residence Address

Date: March 16, 2020	Date: March 16, 2020

For non-U.S. residents only: By providing the additional signature below, you declare that you expressly agree with the data processing practices described in the Data Privacy Information and Consent in Section 3 of Appendix A below and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned in the Data Privacy Information and Consent, including recipients located in countries which do not provide an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described in the Data Privacy Information and Consent. You understand that providing your signature below is a condition of receiving the Option and that the Company may forfeit the Option if a signature is not obtained. You understand that you may withdraw your consent at any time with future effect for any or no reason as described in the Data Privacy Information and Consent in Section 3 of Appendix A below.

OPTIONEE

Signature

Print Name

APPENDIX A

Additional Provisions for Optionees Based Outside the United States

Akcea Therapeutics, Inc.

2015 Equity Incentive Plan

Capitalized terms not defined in this Appendix A shall have the meaning ascribed to them in the Plan, the Global Option Agreement (the “Option Agreement”), or the Grant Notice, as applicable.

Terms and Conditions

This Appendix A to the Option Agreement includes additional or different terms and conditions that govern the grant of Options to you if you are based outside the U.S. Moreover, if you have received the Option Agreement with this Appendix A while inside the U.S. and subsequently relocate outside of the U.S., the terms and conditions set forth in this Appendix A will apply, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, or if you transfer employment and/or residency to another country after being granted the Option, the country-specific terms and conditions contained herein may not be applicable in the same manner. The Company, in its discretion and in accordance with applicable law, will determine whether and how the country-specific terms and conditions will apply to you in such a case.

Notifications

This Appendix A also includes information regarding certain issues of which you should be aware with respect to your participation in the Plan. The information is based on securities, exchange control and other laws in effect in the respective countries as of August 2018. Such laws are often complex and change frequently. As a result, you should not rely on the information in this Appendix A as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you exercise the Option or sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation.

If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, or if you transfer employment and/or residency to another country after being granted the Option, the information herein may not be applicable in the same manner.

ALL COUNTRIES OUTSIDE THE UNITED STATES

1.    TERMINATION. This provision supplements Sections 1 and 7 of the Option Agreement:

For purposes of this Option, your Continuous Service will terminate on the date you are no longer actively providing services to the Company or a Subsidiary or Affiliate (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or engaged or the terms of your employment or service agreement, if any) and, unless otherwise determined by the Company, (a) your right to vest in this Option, if any, will terminate as of such date, and (b) your right to exercise this Option after termination, if any, will be measured from such date, and in both cases, will not be extended by any notice period or “garden leave” or similar period established under employment laws or statutes in the jurisdiction where you are employed or engaged or the terms of your employment or service agreement, if any. The Committee will have the sole discretion to determine when your Continuous Services ends for purposes of the Option (including whether you may still be considered to be providing services while on a leave of absence).

2.    NATURE OF GRANT. In accepting the Option, you acknowledge, understand, and agree that:

i.    the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, altered, or discontinued by the Company at any time to the extent permitted by the Plan;

ii.    the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

iii.    all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Board;

iv.    You are voluntarily participating in the Plan;

v.    The Option and the shares of Common Stock subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;

vi.    the Option and the shares of Common Stock subject to the Option, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

vii.    unless otherwise agreed with the Company, the Option and the shares of Common Stock subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, services you may provide as a director of a Subsidiary or Affiliate;

viii.    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from your termination of Continuous Service (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or engaged or the terms of your employment or service agreement, if any);

ix.    the future value of the shares of Common Stock underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

x.    if the shares of Common Stock underlying the Option do not increase in value, the Option will have no value;

xi.    if you exercise the Option and acquire shares of Common Stock, the value of the shares may increase or decrease, even below the exercise price; and

xii.    neither the Company nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Option or the value of any amount due to you pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.

3.    Data Privacy Information and Consent.

(a)    Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent.

(b)    Stock Plan Administration Service Providers. The Company transfers Data to [insert broker] and its affiliated companies (“[                    ]”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)    International Data Transfers. The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company’s legal basis, where required, for the transfer of Data is your consent.

(d)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant this Option or other equity awards to you or administer or maintain such awards.

(f)    Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) request rectification of incorrect Data,

(iii) delete Data, (iv) restrict processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.

(g)    Alternate Basis and Additional Consents. Finally, you understand that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that you provide another data privacy consent. If applicable, you agree that upon request of the Company or the Employer, you will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

4.    LANGUAGE. You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if you have received this Agreement or any other document related to the Option or the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

5.    FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. Depending on your country, you may be subject to foreign asset/account, exchange control and/or tax reporting and payment requirements in connection with the Option, the acquisition, holding and/or transfer of shares of Common Stock or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. You may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. You may also be required to repatriate any funds received in connection with the Option to your country and you may be required to use a specific account for doing so and/or to convert the funds to local currency. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax requirements. You further understand that you should consult your personal legal advisor on these matters.

AUSTRIA

Notifications

Exchange Control Information. Austrian residents who hold securities (including shares of Common Stock) or cash (including proceeds from the sale of such shares) outside of Austria may be required to report certain information to the Austrian National Bank if certain thresholds are exceeded. Specifically, if you are an Austrian resident and you hold securities outside of Austria, reporting requirements will apply if the value of such securities exceeds (i) €30,000,000 as of the end of any calendar quarter, or (ii) €5,000,000 as of December 31. The deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter. The deadline for filing the annual report is January 31 of the following year.

Further, if Austrian residents hold cash in accounts outside of Austria, monthly reporting requirements will apply if the aggregate transaction volume of such cash accounts exceeds €10,000,000. Specifically, if this threshold is met, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month.

CANADA

Terms and Conditions

Method of Payment and Tax Obligations. Notwithstanding any provision in the Plan or the Option Agreement to the contrary, you will not be permitted to pay the exercise price or any Tax-Related Items with a “net exercise” or by delivering to the Company shares of Common Stock that have been previously owned by you.

Termination Date. The following provision replaces Section 1 of this Appendix A:

For purposes of this Option, your Continuous Service will terminate on the date which is the earliest of: (i) the date your employment or service with the Company or a Subsidiary or Affiliate is terminated; (ii) the date you receive written notice of termination of employment or service; or (iii) the date that you are no longer actively providing services to the Company or a Subsidiary or Affiliate, regardless of any notice period or period of pay in lieu of such notice required under any employment law in the country where you reside (including, but not limited to, statutory law, regulatory law and/or common law), even if such law is otherwise applicable to your employment relationship with the Employer (the “Termination Date”). Your right to vest in the Option, if any, will terminate effective as of, and your to exercise this Option after termination, if any, will be measured from the Termination Date. The Committee shall have the exclusive discretion to determine when your Continuous Service has ended for purposes of the Option (including whether you may still be considered to be providing services while on a leave of absence).

The following provisions apply to your Options if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Appendix, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. The following provision supplements Section 3 of this Appendix A:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration of the Plan. You further authorize the Company, the Employer and the Board to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in your employee or personnel file.

Notifications

Securities Law Information. Canadian residents may not be permitted to sell or otherwise dispose of any shares of Common Stock acquired upon exercise of the Options within Canada. Canadian residents may only be permitted to sell or dispose of any such shares if such sale or disposal takes place outside of Canada on the facilities on which the Common Stock is traded (i.e., on the Nasdaq Global Select Market).

Foreign Asset / Account Reporting Information. Canadian residents are required to report foreign specified property, including shares of Common Stock and rights to receive shares of Common Stock (e.g., Options), on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time in the year. Options must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property held by the resident. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if other shares of Common Stock are owned, this ACB may have to be averaged with the ACB of the other shares. You should consult your personal legal advisor to ensure compliance with applicable reporting obligations.

DENMARK

Terms and Conditions

Danish Stock Option Act. In accepting the Option, you acknowledge that you have received an Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act. To the extent more favorable to you and required to comply with the Stock Option Act, the terms set forth in the Employer Statement will apply to your participation in the Plan.

Notifications

Foreign Asset / Account Tax Reporting Information. You must complete a “Declaration V” form in connection with the deposit of any securities (including shares of Common Stock acquired under the Plan) into a bank or brokerage account outside of Denmark. The form is available at the website of the Danish Tax Authorities. In connection with filing the Declaration V with the Danish Tax Authorities, the broker or bank where the securities are deposited (the “depositary”) may sign a statement according to which the depositary undertakes an obligation, without further request each year, to forward information concerning the shares of Common Stock on an annual basis to the Danish Tax Authorities. However, if the depositary will not agree to sign such a statement, you are personally responsible for submitting the required information as an attachment to your annual tax return.

It is only necessary to submit a Declaration V form the first time securities are deposited with a depositary outside of Denmark. However, if the securities are transferred to a different depositary or if you begin using a new depositary, a new Declaration V is required.

Generally, the Declaration V must be submitted by the depositary no later than February 1 of the year following the calendar year to which the information relates. However, if you are responsible for submitting this information, you must submit the required information as an attachment to your annual tax return.

In addition, if you hold shares of Common Stock or cash in an account outside Denmark, you are also required to report the existence of such an account to the Danish Tax by completing a “Declaration K” form and submitting it to the Danish Tax Authorities following the opening of the account. The form is available at the website of the Danish Tax Authorities. A separate form must be submitted for each account held outside of Denmark that holds shares of Common Stock or cash which are taxable in Denmark. The Declaration K requirement is in addition to the Declaration V requirement discussed above. You should consult with your personal legal advisor to ensure compliance with the applicable requirements.

If you use a full cashless method of exercise, whereby upon exercise of the Option, you immediately sell all the shares of Common Stock subject to the exercised Option through a brokerage firm acceptable to the Company and the proceeds of such sale, less an amount in cash equal to the exercise price, any Tax-Related Items and any brokers’ fees or commissions, are remitted to you, you will not be required to file a Declaration V because you will not hold any shares of Common Stock from such exercise thereafter. However, if you open a deposit account with a foreign broker or bank to hold the remaining cash proceeds of such sale, you will be required to file a Declaration K, as described above.

FRANCE

Terms and Conditions

Type of Option. The Option is not intended to qualify for special tax or social security treatment in France.

Language Consent. By accepting the Agreement providing for the terms and conditions of your grant, you confirm having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided in English language. You accept the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant le Contrat décrivant les termes et conditions de l’attribution, vous confirmez avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. If you are a French resident and hold shares of Common Stock outside of France or maintain a foreign bank account, you are required to declare all foreign securities, bank, and brokerage accounts, whether open, current, or closed during the tax year, in your annual income tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). The report must be filed electronically and the form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de).

IRELAND

Notifications

Director Notification Obligation. If you are a director, shadow director 1 or secretary of an Irish Subsidiary or Affiliate, you must notify the Irish Subsidiary or Affiliate in writing when receiving or disposing of an interest in the Company (e.g., Options, shares of Common Stock, etc.), or becoming aware of the event giving rise to the notification requirement, or becoming a director, shadow director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary, as the case may be).

The above notification requirement will not apply where Options or shares of Common Stock (or interests in Options or shares of Common Stock) held by a director, shadow director or secretary (and their spouse and children) are in aggregate 1% or less in the share capital of the Company, or where the Options or shares of Common Stock do not carry a right to vote at general meetings (save a right to vote in specified circumstances), as de minimis interests are exempt.

ITALY

Terms and Conditions

Exercise of Option: The following provision supplements Section 8 of the Option Agreement:

Unless otherwise determined by the Committee, to exercise the Option, you must pay the exercise price by a cashless exercise method. Under the cashless exercise method, all shares of Common Stock subject to the exercised Option will be sold immediately upon exercise (i.e. a “same day sale”) and the proceeds of the sale, less the exercise price, any Tax-Related Items and broker’s fees and commissions, will be remitted to you. The Company reserves the right to make additional forms of exercise available to you should they be available under Italian securities law.

Plan Document Acknowledgement. In accepting the Option, you acknowledges that you have received a copy of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following clauses in the Agreement: Section 9: Transferability; Section 11: Tax Obligations; Section 17: Governing Law/Venue, and Section 3 of this Appendix A: Nature of Grant.

[1]

A shadow director is an individual who is not on the board of directors of the Irish Subsidiary or Affiliate, but who has sufficient control so that the board of directors of the Irish Subsidiary acts in accordance with the directions or instructions of the individual.

Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Common Stock) that may generate taxable income in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

LUXEMBOURG

There are no country-specific provisions for Luxembourg.

NETHERLANDS

There are no country-specific provisions for the Netherlands.

PORTUGAL

Terms and Conditions

English Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accept and agree with the terms and conditions established in the Plan and the Agreement.

Consentimento de Lingua Inglesa. O signatário pelo presente expressamente declara que tem pleno conhecimento da língua Inglesa e que leu, compreendeu e totalmente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.

Notifications

Exchange Control Information. If you are a resident of Portugal and you acquire shares of Common Stock under the Plan, you may be required to file a report with the Portuguese Central Bank for statistical purposes (unless you arrange to have the shares of Common Stock deposited with a Portuguese financial intermediary, in which case the intermediary will file the report for you).

RUSSIA

Notifications

Securities Law Information. This Agreement, the Plan and all other materials you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Any issuance of shares of Common Stock under the Plan has not and will not be registered in Russia and, therefore, the shares of Common Stock described in any Plan-related documents may not be offered or placed in public circulation in Russia. In no event will shares of Common Stock issued under the Plan be delivered to you in Russia. Any shares of Common Stock acquired under the Plan will be maintained on your behalf outside of Russia. Moreover, you will not be permitted to sell or otherwise alienate any shares of Common Stock directly to other Russian legal entities or individuals.

Foreign Asset/Account Reporting Information. You will be required to notify the Russian tax authorities within one month of opening, closing or changing any account details of a foreign bank account. You are also required to report (i) the beginning and ending balances in such foreign bank account each year and (ii) transactions related to such foreign account during the year to the Russian tax authorities, on or before June 1 of the following year. The tax authorities can require any supporting documents related to the transactions in your foreign bank account. You should consult your personal tax advisor to ensure compliance with applicable requirements.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Section 3 of this Appendix A:

In accepting the Option, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant options under the Plan to Employees, Directors and Consultants throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary or Affiliate on an ongoing basis. Consequently, you understand that the Option is granted on the assumption and condition that the Option and any shares of Common Stock acquired under the Plan are not part of any employment contract (either with the Company or any Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, you understand that this grant would not be made but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Option shall be null and void.

You understand and agree that, as a condition of the grant of the Option, the termination of your Continuous Service as an Employee, Director or Consultant for any reason (including the reasons listed below) will automatically result in the loss of the Option to the extent the Option has not vested and become exercisable as of the date you cease to provide Continuous Service to the Company and/or a Subsidiary or Affiliate. In particular, you understand and agree that any unvested portion of the Option as of the date you are no longer actively providing services and any vested portion of the Option not exercised within the post-termination exercise period set out in Section 7 of the Option Agreement will be forfeited without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of a termination of your status as an Employee, Director or Consultant by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido impordente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.

Notifications

Securities Law Information. No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Option. The Plan, the Agreement and any other documents evidencing the grant of the Option have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information. The acquisition, ownership and disposition of stock in a foreign company (including shares of Common Stock) must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made in January for shares of Common Stock acquired or disposed of during the prior year and/or for Shares owned as of December 31 of the prior year.

In addition, you may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any shares of Common Stock acquired under the Plan) and any transactions with non-Spanish residents (including any payments of shares of Common Stock made to you by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information. You are required to report rights or assets deposited or held outside of Spain (including shares of Common Stock acquired under the Plan or cash proceeds from the sale of such shares) as of December 31 of each year, if the value of such rights or assets exceeds €50,000 per type of right or asset. After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000 or if the ownership of the assets is transferred or relinquished during the year.

Exchange control and foreign asset / account reporting requirements in Spain are complex. You should consult your personal legal and tax advisors to ensure compliance with the applicable requirements.

SWITZERLAND

Terms and Conditions

Securities Law Information. The grant of the Option is not intended to be a public offer in Switzerland. Because this is a private offering in Switzerland, the shares of Common Stock are not subject to registration in Switzerland. Neither this document nor any materials relating to the shares of Common Stock constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any materials relating to the shares of Common Stock may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Option has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory Authority (FINMA)).

UNITED KINGDOM

Terms and Conditions

Tax Obligations. This provision supplements Section 11 of the Option Agreement:

Without limitation to Section 11 of the Option Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by you, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from you by any of the means referred to in Section 11 of the Global Agreement.

NIC Joint Election. As a condition of participation in the Plan and the exercise of the Option, you agree to accept any liability for secondary Class 1 National Insurance Contributions that may be payable by the Company or the Employer (or any successor to the Company or the Employer) in connection with the Option and any event giving rise to Tax-Related Items in relation to the Option (the “Employer NICs”).

Without limitation to the foregoing, by accepting this Agreement, you agree to execute the attached joint election with the Company and/or the Employer to satisfy the obligation for Employer NICs in relation to the Option (the “NIC Joint Election”). You further agree to execute such other elections as may be required between you and any successor to the Company or the Employer for the purpose of continuing the effectiveness of the NIC Joint Election. You agree that the Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 11 of the Global Option Agreement.

If you do not enter into an NIC Joint Election prior to the exercise of the Option, you will not be entitled to exercise the Option unless and until you enter into an NIC Joint Election, and no shares of Common Stock will be issued to you under the Plan, without any liability to the Company, the Employer or any Subsidiary or Affiliate.

Akcea Therapeutics, Inc.

Attachment to U.K. Section of Appendix A

Option Agreement under 2015 Equity Incentive Plan

(For U.K. Optionees)

Election To Transfer the Employer’s National Insurance Liability to the Employee

1.	PARTIES

This Election is between:

(A)

You, the individual who has gained access to this Election (the “Employee”), who is employed by Akcea Therapeutics UK Ltd. (registered number 10304488) whose registered office is at 32 19-21 Crawford Street, London, W1H 1PJ (the “Employer”) and who is eligible to receive options (“Options”) granted by Akcea Therapeutics, Inc. pursuant to the terms and conditions of the Akcea Therapeutics, Inc. 2015 Equity Incentive Plan, as amended from time to time (the “Plan”), and

(B)

Akcea Therapeutics, Inc. of 55 Cambridge Parkway, Cambridge, Massachusetts 02142, United States (the “Company”), which may grant Options under the Plan and is entering into this Form of Election on behalf of the Employer.

2.	PURPOSE OF ELECTION

2.1	This Election relates to Options granted by the Company under the Plan on or after September 1, 2016.

2.2	In this Election, the following words and phrases have the following meanings:

“Chargeable Event” means, in relation to the Options:

(i)	the acquisition of securities upon exercise of the Options (within section 477(3)(a) of ITEPA); and/or

(ii)	the assignment or release of the Options in return for consideration (within section 477(3)(b) of ITEPA); and/or

(iii)	the receipt of a benefit in connection with the Options, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA); and/or

(iv)	post-acquisition charges relating to shares acquired upon exercise of the Options (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to shares acquired upon exercise of the Options (within section 439 of ITEPA).

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“SSCBA” means the Social Security Contributions and Benefits Act 1992.

2.3

This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Options pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

2.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

3.	THE ELECTION

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that by signing this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

4.	PAYMENT OF THE EMPLOYER’S LIABILITY

4.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Option; and/or

(iv)	by any other means specified in the Option Agreement.

4.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the Option to the Employee until full payment of the Employer’s Liability is received.

4.3

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue and Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs, if payments are made electronically).

5.	DURATION OF ELECTION

5.1

The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2

Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any options which replace the Options in circumstances where section 483 of ITEPA applies.

5.3	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue and Customs withdraws approval of this Election; or

(iv)

after due payment of the Employer’s Liability in respect of the entirety of the Option to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

ACCEPTANCE BY THE EMPLOYEE

The Employee acknowledges that by signing this Election, the Employee agrees to be bound by the terms of this Election.

Name

Signature

Date

ACCEPTANCE BY THE COMPANY

The Company acknowledges that by arranging for the signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

/ /
Signature (for and on behalf of the Company)	Date

Position in Company